EXHIBIT 99.1
For Immediate Release
February 24, 2011

For more information:	Rex S. Schuette Chief Financial Officer 706-781-2265 rex_schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. ANNOUNCES
ADOPTION OF TAX BENEFITS PRESERVATION PLAN
AND RELATED STOCK EXCHANGE
BLAIRSVILLE, GA, February 24, 2011 — United Community Banks, Inc. (Nasdaq: UCBI) announced that its Board of Directors has adopted a Tax Benefits Preservation Plan (the “Plan”) designed to protect the Company’s ability to utilize substantial tax assets. This Plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes. United’s tax attributes include net operating losses that it could utilize in certain circumstances to offset taxable income and reduce its federal income tax liability.
United’s ability to use its tax attributes would be substantially limited if the Company were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if United’s “five-percent or greater shareholders,” as defined under Section 382, collectively increase their ownership in United by more than 50% over a rolling three-year period. The Plan is designed to reduce the likelihood that United will experience an ownership change by discouraging any new person or entity from becoming a five-percent or greater shareholder or any existing five-percent shareholder from increasing their position. Five-percent shareholders generally do not include certain institutional holders, such as mutual fund companies and investment companies that act as investment advisors, that hold United’s stock on behalf of individual mutual funds or individuals where no single fund owns five percent or more of United’s stock.
As part of the Plan, United’s Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of its common stock. The Plan is designed to trigger slightly under the Internal Revenue Service’s five-percent shareholder threshold at 4.99 percent. However, these Rights are only distributed when triggered under the Plan by a shareholder who purchases 4.99 percent or greater ownership or a then existing 4.99 percent shareholder who purchases additional shares. The Plan will be in effect for only five years, in contrast to traditional rights plans that generally last 10 years. Additionally, the Board has the discretion under certain circumstances to exempt acquisitions of Company securities from the provisions of the Plan. The Plan may be terminated by the Board at any time prior to the Rights being triggered. The issuance of the Rights will not affect United’s reported earnings per share and is not taxable to United or its shareholders.
United also announced that it had entered into a Stock Exchange Agreement with two funds within Elm Ridge Capital Management LLC, its largest shareholder. The agreement provides that United will exchange all of Elm Ridge’s existing 7,755,631 shares of common stock for $16.6 million of newly created Cumulative Perpetual Preferred Stock, Series D and warrants to purchase 7,755,631 shares of common stock with an exercise price of $2.50 per share that expire in two and a half years. By exchanging Elm Ridge’s common stock for the preferred stock and warrants, the Company has eliminated its only five-percent shareholder and, as a result, obtained further protection against an ownership change under Section 382.
“The Plan and the stock exchange are designed to safeguard valuable tax attributes by reducing the likelihood of an unintended ‘ownership change’ through actions involving United’s securities,” said Jimmy Tallent, United’s President and Chief Executive Officer.

“We believe the Plan and the stock exchange are important elements in protecting shareholder value.”
Additional information regarding the Plan and the stock exchange will be contained in a Form 8-K that the Company is filing with the Securities and Exchange Commission. In addition, the Company’s existing shareholders will be mailed a detailed summary of the Plan.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.4 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The Company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the Company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 22 of United Community Banks, Inc.’s quarterly report filed on Form 10-Q with the

Securities and Exchange Commission for the quarter ended September 30, 2010 and in the sections entitled “Risk Factors” in the Company’s quarterly reports filed on Form 10-Q with the Securities and Exchange Commission for the quarters ended June 30, 2010 and September 30, 2010 and annual report filed on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2009.
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